Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2022, relating to the balance sheets of KINS Technology Group Inc. as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and the period from July 20, 2020 (inception) through December 31, 2020, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 6, 2022